UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2020

SCYNEXIS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36365	56-2181648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Evertrust Plaza, 13th Floor

Jersey City, New Jersey 07302-6548

(Address of principal executive offices, including zip code)

(201)-884-5485

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	SCYX	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

Senior Convertible Note Purchase Agreement

On April 9, 2020, SCYNEXIS, Inc. (“SCYNEXIS”) entered into a Senior Convertible Note Purchase Agreement (the “Note Purchase Agreement”) with Puissance Life Science Opportunities Fund VI (the “Investor”). Pursuant to the Note Purchase Agreement, on April 9, 2020, SCYNEXIS issued and sold to the Investor $10.0 million aggregate principal amount of its 6.0% Senior Convertible Notes due 2026 (the “Notes”). The Notes were issued and sold for cash at a purchase price equal to 100% of their principal amount, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), due to the notes being issued to one financially sophisticated investor.

The Notes will bear interest at a rate of 6.0% per annum, payable semiannually in arrears on April 15 and October 15 of each year, beginning October 15, 2020. The Notes will mature on April 15, 2026, unless earlier converted, redeemed or repurchased. The Notes constitute general, senior unsecured obligations of SCYNEXIS.

The holders of the Notes may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding April 15, 2026 into shares of SCYNEXIS’s common stock. The initial conversion rate is 1,111.1111 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $0.90 per share, and is subject to adjustment in certain events described in the Note Purchase Agreement. Holders who convert may also be entitled to receive, under certain circumstances, an “interest make-whole payment” (as defined in the Note Purchase Agreement) payable in shares of common stock. In addition, following certain corporate events that occur prior to the maturity date, SCYNEXIS will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event. Unless SCYNEXIS seeks and receives stockholder approval, the number of shares that SCYNEXIS may deliver in connection with a conversion of the Notes, including those delivered in connection with an “interest make-whole payment” or a “make-whole fundamental change” (each as defined in the Note Purchase Agreement), will not exceed a cap of 19,386,000 shares of common stock, which is approximately 19.99% of the shares of common stock of SCYNEXIS outstanding on March 1, 2020.

On or after April 15, 2023, SCYNEXIS has the right, at its election, to redeem all or any portion of the Notes not previously converted if the last reported sale price per share of common stock exceeds 130% of the conversion price on each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately before the date SCYNEXIS sends the related redemption notice. The redemption price will be 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If a “fundamental change” (as defined in the Note Purchase Agreement) occurs, then, subject to certain exceptions, SCYNEXIS must offer to repurchase the Notes for cash at a repurchase price of 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.  A “fundamental change” includes the failure of SCYNEXIS’s VANISH-306 clinical study of oral ibrexafungerp in vulvovaginal candidiasis to achieve its pre-specified primary endpoint with statistical significance (p ≤ 0.05) superiority over placebo.

If certain bankruptcy and insolvency-related events of default with respect to SCYNEXIS occur, the principal of, and accrued and unpaid interest on, all of the then outstanding Notes shall automatically become due and payable. If any other event of default occurs and is continuing, the holders of at least 25% in principal amount of the outstanding Notes, by notice to SCYNEXIS, may declare the principal of, and accrued and unpaid interest on, all of the then outstanding Notes to be due and payable. Notwithstanding the foregoing, the Note Purchase Agreement provides that, to the extent SCYNEXIS elects, the sole remedy for an event of default relating to certain failures by SCYNEXIS to comply with certain reporting covenants in the Note Purchase Agreement will, for the first 180 days after such event of default, consist exclusively of the right to receive additional interest on the Notes.

SCYNEXIS granted the Investor certain registration rights requiring SCYNEXIS to register, under the Securities Act, the resale of the shares of common stock issuable upon conversion of the Notes.

The foregoing description is only a summary and is qualified in its entirety by reference to the Note Purchase Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement

The information provided above under Item 1.01 is incorporated by reference under this Item 2.03.

Item 3.02Unregistered Sales of Equity Securities

The information provided above under Item 1.01 is incorporated by reference under this Item 3.02.

Item 9.01Financial Statements and Exhibits.

Exhibit No.

10.1

Senior Convertible Note Purchase Agreement, dated as of April 9, 2020, among SCYNEXIS, Inc., as Issuer, Puissance Life Science Opportunities Fund IV, as the Investor, (including the form of Note attached thereto as Exhibit A).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCYNEXIS, Inc.

By:	/s/ Marco Taglietti, M.D.
Name:	Marco Taglietti, M.D.
Title:	Chief Executive Officer

Dated: April 9, 2020